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                                                                    Exhibit 10.2

                     AMENDED & RESTATED CONSULTING AGREEMENT

         This Amended and Restated Consulting Agreement (the "Agreement") is made and entered into as of April 11, 2006, by and between ZVI GREENFELD and GREENFELD-ENERGY CONSULTING, LTD. ("Consultant"), 10 Rabenu-Tam St., Tel- Aviv, Israel 63294, and DELEK REFINING, LTD. ("Delek"), 830 Crescent Centre Drive, Suite 300, Franklin, TN 37067.

         Whereas, the parties entered into the Consulting Agreement dated May 1, 2005 (the "Original Agreement"); and

         Whereas, the parties now wish to amend and restate the Original Agreement by way of this Agreement; and

         Whereas, this Agreement is intended to entirely supplant the terms of the Original Agreement; and

         Whereas, Delek has carefully considered the advisability of obtaining assistance and guidance in the furtherance of its refining operations; Delek has made independent inquiry concerning Consultant's ability and reputation; and Delek has determined that Consultant's services would be of great value in furtherance of Delek's interests.

         Now, therefore, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Term. The term of this Agreement shall begin on May 1, 2005, and may be terminated by either party upon six (6) months advance notice to the other party.

         2. Scope of Engagement. Delek engages Consultant to advise Delek in any and all areas of the refining industry, and Consultant accepts such engagement. Consultants services shall include, without limitation, assisting management in determining the capital budget of the Tyler refinery, evaluating the progress of capital projects, assisting management in selecting the most cost effective types and grades of crude oil, and evaluating the feasibility of increasing the refinery's production and profitability. This Agreement shall not be construed to create a partnership, joint venture or employee relationship between Consultant and Delek. It is specifically understood that Consultant is acting hereunder as an independent contractor. Consultant does and may have and maintain other interests of any kind, either of Consultant's own or in activities or enterprises of others, and Consultant shall have the right to render services to others, including without limitation, the same or similar services as to those to be rendered to Delek hereunder. Neither party, nor such party's directors, officers, employees or agents, shall bind or make any commitment on behalf of the other party.

         3. Compensation. Delek shall provide Consultant with the following as compensation for services rendered hereunder:
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                                                                               2


                  (a) Delek shall pay Consultant seven thousand one hundred and fifty United States dollars (US$7,150.00) per month beginning May 1, 2005, and shall increase the compensation to seven thousand six hundred seventy United States dollars (US$7,670.00) per month beginning September 1, 2005;

                  (b) Delek shall reimburse Consultant for all reasonable out-of-pocket expenses (including, without limitation, travel expenses) incurred by Consultant on Delek's behalf or in connection with the performance of Consultant's services hereunder; and

                 (c) Provided that Delek's indirect parent company, Delek US Holdings, Inc. ("Delek US"), completes an initial public offering of shares of its common stock (the "IPO") during the term of this Agreement, Delek shall cause Delek US to grant Zvi Greenfeld options, under and subject to Delek U.S.'s 2006 Long Term Incentive Plan, to purchase one hundred and thirty thousand (130,000) shares of Delek US common stock (which number of shares gives effect to the contemplated stock split of the common stock of Delek US) containing the following terms: (i) the grant shall be made effective upon the completion of the IPO, (ii) all stock options shall be unvested at the time of the grant, but shall vest as to twenty-six thousand (26,000) of the shares on each of the first five (5) anniversary dates of completion of the IPO (provided that this Agreement is in effect or the Consultant or Zvi Greenfeld continues to provide services without interruption to Delek that are substantially similar to those described herein, as the same may be amended with the consent of the parties); (iii) the exercise price for all shares purchased pursuant to the foregoing stock options shall be equal to the price per share of common stock of Delek US sold to the public in the IPO; (iv) all unvested stock options shall be immediately forfeited in the event that, prior to any vesting date, the Agreement terminates or Consultant or Zvi Greenfeld ceases to provide services without interruption to Delek that are substantially similar to those described herein, as the same may be amended with the consent of the parties;
 (v) the options shall have a term of ten (10) years; and (vi) all vested but unexercised stock options must be exercised within one hundred eighty (180) days from the date of termination of services hereunder but in no event after expiration of the ten (10) year term.


         4. Key Person. It is understood and agreed that the services of Zvi Greenfeld are essential to this Agreement, and that the services of Consultant described herein shall at all times be provided through Mr. Greenfeld personally. In the event that any change in business form, management, ownership or organization of Consultant or any other occurrence materially frustrates this intent, Delek may immediately terminate the term of this Agreement by written notice to Consultant. The parties agree that Mr. Greenfeld is an employee of Consultant and will not be classified or treated as an employee of Delek for any purpose.


         5. Amendment. No amendment of the terms of this Agreement shall be valid unless made in writing and signed by all the parties hereto.
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         6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

         If the foregoing sets forth your understanding, please indicate your acceptance by signing in the space provided below.

GREENFELD-ENERGY                          DELEK REFINING, LTD. by its General
CONSULTING, LTD.                          Partner, Delek U.S. Refining GP, LLC:



/s/ Zvi Greenfeld
-------------------------------------     /s/ Tony McLarty
By: Zvi Greenfeld                         -------------------------------------
Title:                                    By: Tony McLarty
                                          Title: VP of Human Resources




/s/ Zvi Greenfeld
-------------------------------------    /s/ Frederec Green
ZVI GREENFELD, Individually              -------------------------------------
                                         By: Frederec Green
                                         Title: VP of Refining and COO